CONTRIBUTION, ASSIGNMENT AND ASSUMPTION AGREEMENT

This Contribution, Assignment and Assumption Agreement (this “Agreement”) is made and entered into effective as of June __, 2018 (this “Effective Date”) by and among Masthercell Global Inc., a Delaware corporation (the “Company”) and Orgenesis, Inc., a Nevada corporation (the “Assignor”).

WHEREAS, prior to the Effective Date, the Assignor has developed, owned or possessed certain assets relating to the provision of manufacturing and development services to third parties with respect to cell and gene therapy products, processes and solutions and the Assignor desires such assets set forth in Exhibit A attached hereto be assigned to, and owned by, the Company (the “Contributed Assets”); and

WHEREAS, in consideration of the assignment of the Contributed Assets, the Company desires to issue to the Assignor such number of shares of the Company’s Common Stock, par value $0.00001 per share (the “Common Stock”) representing 62.2% of the Company’s capital stock on a fully diluted basis; and

WHEREAS, the Contributed Assets are to be assigned by the Assignor to the Company simultaneously with an equity investment made by GPP-II Masthercell, LLC, a Delaware limited liability company (“GPP”) in the Company whereby GPP shall invest up to US$25,000,000 as consideration for the issuance and sale of such number of shares of the Company’s Series A Preferred Stock, par value US$0.00001 per share (the “Preferred Stock”) representing 37.8% of the capital stock of the Company on a fully diluted basis pursuant to the terms of that certain Stock Purchase Agreement by and between the Company, the Assignor and GPP (the “Purchase Agreement”);

WHEREAS, it is intended that the contribution of the Contributed Assets and the Purchase Agreement should be treated, together, as part of the same plan of reorganization pursuant to Section 351 of the Code.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.     Certain Definitions. As used herein, the following capitalized terms will have the meanings set forth below:

a.     “Affiliate” means with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms controlled and controlling have meanings correlative thereto.

b.     “Closing” means the closing of the contribution of the Contributed Assets and the closing of the Purchase Agreement, and all other transactions provided for in this Agreement. The Closing shall take place remotely via electronic exchange of documents and signatures on the Closing Date.

c.     “Closing Date” means the date of Closing, which shall occur on or before June __, 2018

d.     “Code” means the United States Internal Revenue Code of 1986, as amended.

e.     “Contributed Assets” refers to those assets further set forth in Exhibit A, including all of the Assignor’s right, title and interest therein.

f.     “GAAP” means generally accepted accounting principles of the United States of America.

g.     “Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any foreign country or any state, county, city or other political subdivision thereof.

h.     “Intellectual Property Rights” means, collectively, all worldwide patents, patent applications, patent rights, copyrights, copyright registrations, moral rights, trade names, trademarks, service marks, domain names and registrations and/or applications for all of the foregoing, trade secrets, know-how, mask work rights, rights in trade dress and packaging, licenses, goodwill and all other intellectual property rights and proprietary rights directly relating to the Contributed Assets, whether arising under the laws of the United States of America or the laws of any other state, country or jurisdiction.

i.     “Person” means an association, a corporation, an individual, a partnership, a limited liability company, a joint venture, a trust, a business trust, cooperative, foreign trust or foreign business organization or any other similar entity or organization, including a Governmental Authority and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

j.     “Tax” means (i) any and all federal, state, local, or foreign Tax, imposts, duties, fees, levies or other assessments, including income, gross receipts, capital, escheat, license, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise or similar Tax or charges in the nature of a tax, imposed by any Governmental Authority together with any interest, fines, penalties or additions to tax and additional amounts imposed with respect thereto and (ii) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502 -6(a) (or any similar provision under Law) or otherwise.

k.     “Tax Return” means any report, return, document, declaration, information return, election or other information or filing of any kind (including any attached schedule, supplement and additional or supporting material) filed or required to be filed with any Governmental Authority or jurisdiction (foreign or domestic) with respect to Tax, including any amendments thereof, claim for refund or declaration of estimated Tax.

2.     The Assignor’s Contribution.

a.     Contribution of the Contributed Assets. Subject to the terms and conditions of this Agreement and concurrently with, the closing of the Purchase Agreement, at the Closing, the Assignor shall contribute, transfer, assign, deliver and convey, to the Company all of the Assignor’s right, title and interest in and to the Contributed Assets set forth in Exhibit A and all rights of action, power and benefit belonging to or accruing from the Contributed Assets including the right to undertake proceedings to recover past and future damages and claim all other relief in respect of any acts of infringement thereof whether such acts shall have been committed before or after the date of this assignment, the same to be held and enjoyed by said Company, for its own use and benefit and the use and benefit of its successors, legal representatives and assigns, as fully and entirely as the same would have been held and enjoyed by the Assignor, had this assignment not been made.

b.     The Assignor and the Company each hereby agrees that each party and such party’s successors and assigns will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered such further acts, documents, or instruments confirming the conveyance of any of the Contributed Assets to the Company as the other party shall reasonably deem necessary.

c.     The Company, upon execution of this Agreement and the assignment of the Contributed Assets, shall assume, and hereby does assume, any and all liabilities and obligations of the Assignor existing immediately prior to the Closing Date with respect to the Contributed Assets and shall be responsible for any and all such liabilities and obligations from and after the Closing Date. The Company further agrees and confirms that the Assignor shall be fully released from any and all such liabilities and obligations in all respects.

3.     GPP’s Contribution. The Company hereby agrees and acknowledges that the assignment and contribution of the Contributed Assets by the Assignor to the Company is contingent upon the simultaneous investment by GPP into the Company as detailed above and in the Purchase Agreement.

4.     The Company’s Issuance of Stock. Subject to the terms and conditions of this Agreement, at the Closing (subject to the execution of the Purchase Agreement), the Company shall issue the Assignor such number of shares of Common Stock representing 62.2% of the fully diluted share capital of the Company and shall issue to GPP (subject to GPP’s execution of the Purchase Agreement and investment in the Company) such number of shares of Preferred Stock representing 37.8% of the fully diluted share capital of the Company.

5.     Representations and Warranties of the Company. The Company hereby represents and warrants to the Assignor, as of the Closing Date:

a.     Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate (or equivalent) power and authority to perform its obligations hereunder. The Company is qualified or authorized to do business under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

b.     Authority. The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement have been duly and validly authorized by all necessary corporate action, and this Agreement has been duly executed and delivered by the Company and this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms.

c.     No Liens. Neither the Company nor the shares of Common Stock to be issued to the Assignor are subject to any pledge agreements, restriction agreements or other document or instrument which affects the title to the shares of Common Stock in any way or manner whatsoever. Upon the consummation of the transactions contemplated by this Agreement, the shares of Common Stock will be conveyed to the Assignor free and clear of liens and encumbrances, claims, and interests.

d.     Valid Issuance. The shares of Common Stock and Preferred Stock when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement and the Purchase Agreement shall be validly issued, fully paid, and nonassessable shares of capital stock of the Company.

e.     No Reliance. The Company is a sophisticated commercial entity and has conducted an independent investigation, review and analysis of the assets, business, condition (financial or otherwise), liabilities, operations and prospects of the Assignor and the Contributed Assets. In making the determination to proceed with the transactions contemplated by this Agreement and the other agreements, instruments and documents contemplated hereby, the Company has not relied upon any representations, warranties, communications or disclosures of any nature other than those expressly set forth in Section 6. None of the Assignor or any of its managers, officers, members, Affiliates, partners, employees, consultants, agents, counsel or advisors makes or has made any representation or warranty, express or implied, to the Company or any of its Affiliates or any other Person (except for the representations and warranties made by the Assignor to the Company expressly set forth in Section 6). In no event shall the Assignor have any liability to the Company with respect to the breach of representation, warranty or covenant under this Agreement to the extent that the Company knew, should have known or was disclosed information of such breach as of the execution hereof.

6.     Representations and Warranties of the Assignor. The Assignor hereby represents and warrants to the Company and the Investor, as of the Closing Date:

a.     Organization. The Assignor is duly organized, validly existing and in good standing under the laws of the State of Nevada and has all necessary corporate power and authority to own, lease, license, and operate the Contributed Assets and to perform its obligations hereunder. The Assignor is qualified or authorized to do business under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

b.     Authority. The Assignor has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Assignor of this Agreement and the consummation by the Assignor of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and this Agreement has been duly executed and delivered by the Assignor and this Agreement constitutes the legal, valid and binding obligations of the Assignor, enforceable against the Assignor in accordance with its respective terms.

c.     No Conflict. The execution, delivery and performance by the Assignor of this Agreement and the consummation of the transactions contemplated hereby, or compliance by the Assignor with any of the provisions hereof, do not and will not: (i) conflict with or violate the certificate of incorporation or bylaws or other similar organizational documents of the Assignor; (ii) to the Assignor’s knowledge conflict with or violate any law applicable to the Contributed Assets in any material respects; (iii) conflict with or violate any order of any Governmental Authority in any material respect; or (iv) to the Assignor’s knowledge, result in any breach of, constitute a default (or an event that would become a default) under, or give rise to a right of termination, modification, notice or cancellation or require any consent of any Person pursuant to any contract or agreement assigned by the Assignor pursuant to this Agreement.

d.     Contributed Assets. (a) The Assignor either has title to, owns, possesses or has a proper license to all material rights and interests in, including the right to use, each of the Contributed Assets, or with respect to licensed Contributed Assets, valid licenses to use. (b) This Agreement and the instruments and documents to be delivered by the Assignor to the Company at or following the Closing shall be adequate and sufficient to transfer (i) the Assignor’s entire right, title and interest in and to the Contributed Assets and (ii) good title to the Contributed Assets, free and clear of all liens, mortgages, encumbrances and third-party claims, rights and interests placed by the Assignor.

e.     Compliance with Law; Permits. The Assignor is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority (the “Permits”) necessary for it to own, lease, license and operate the Contributed Assets. All material Permits held by the Assignor are valid and in full force and effect and the Assignor is not in default under, or in violation of, any such Permit and no suspension or cancellation of any such Permit is pending or to the Assignor’s knowledge threatened.

f.     Litigation. As of the date hereof there is no pending (or to the Assignor’s knowledge, threatened) action by or against the Assignor in connection with the Contributed Assets.

g.     Intellectual Property.

i.     Exhibit A attached hereto sets forth a true, correct and complete list of all U.S. and foreign Intellectual Property being contributed by Assignor to the Company, if any. To the extent Intellectual Property is being transferred by Assignor, the Assignor represents that it is the sole and exclusive beneficial and record owners or licensee of all of the Intellectual Property set forth in Exhibit A, and all such Intellectual Property are subsisting, enforceable and valid (and there has been no action asserted (or to the Assignor’s knowledge, threatened) challenging the scope, validity or enforceability of any such Intellectual Property).

ii.     The Intellectual Property being assigned to the Company by the Assignor does not infringe any Person’s Intellectual Property rights, and there has been no such action asserted (or to the Assignor’s knowledge, threatened) against the Assignor or any other Person.

iii.     No Person is infringing, in any respect, any Intellectual Property owned, used, or held for use by the Assignor that is being assigned to the Company, and no such actions have been asserted or threatened against any Person by the Assignor or any other Person.

h.     Tax.

i.     There are no Tax of the Assignor for which the Company will become liable as a result of the transactions contemplated by this Agreement.

ii.     All income and other Tax Returns relating to the Contributed Assets that were required to be filed have been duly and timely filed, and all such Tax Returns were true, correct and complete in all respects when filed. All Tax relating to the Contributed Assets (x) that were due and payable have been duly and timely paid and (y) that accrued and are not yet due and payable, have had adequate provision in accordance with GAAP made for their payment.

iii.     All Tax relating to the Contributed Assets required to be withheld and paid, including in connection with any amounts owing to any employee, independent contractor, creditor, stockholder or third party, have been duly and timely withheld and remitted to the appropriate Governmental Authority.

iv.     There is no action, suit, claim, assessment, or audit, pending, proposed in writing (or to the Assignor’s knowledge, threatened) with respect to Tax relating to the Contributed Assets. No Governmental Authority has made a claim in writing that the Contributed Assets may be subject to Tax, or that a Return relating to the Contributed Assets may be required to be filed, in a jurisdiction where no such Tax Returns have been filed.

v.     There are no encumbrances for Tax upon the Contributed Assets.

vi.     No Tax election has been made with respect to any of the Contributed Assets that has, or may have, continuing effect on the Contributed Asset after the Closing Date.

vii.     No waiver, extension, or comparable consent regarding the application of the statute of limitations with respect to any Tax or Tax Returns relating to the Contributed Assets is outstanding, nor is there pending any request for such a waiver, extension, or comparable consent.

i.     Material Contracts. Exhibit A lists a true, correct and complete list of each of the contracts being assigned to the Company by the Assignor (the “Material Contracts”). The Assignor has made available to the Company true, correct and complete copy of each Material Contract. Each Material Contract is valid and binding on the Assignor and the counterparties thereto and is in full force and effect. No party has repudiated any provision of a Material Contract or given written notice that a contract has terminated or will be terminating, and the Assignor is not in breach of, or default under a Material Contract to which it is a party. The assignment of each Material Contract to the Company will not result in any penalty, premium or variation of the rights, remedies, benefits or obligations of any party thereunder.

7.     Indemnification.

a.     Indemnification by the Assignor. The Assignor will indemnify, defend and hold harmless the Company, and its officers, directors, stockholders, employees, agents, consultants, subsidiaries and parent entities (the “Company Indemnitees”) from and against the entirety of any Damages (as hereinafter defined) that any Company Indemnitee may suffer or incur resulting from, arising out of, relating to, or caused by any material breach of any representation or warranty made by the Assignor in this Agreement. The Company Indemnitees shall not be entitled to indemnification for breach of a representation or warranty pursuant to this Section 7(a) with respect to any matters or items that are disclosed as exceptions to such representation and warranty in the applicable section(s) of the Disclosure Schedule.

b.     Indemnification by the Company. The Company will indemnify, defend and hold harmless the Assignor, and its officers, directors, stockholders, employees, agents, consultants, subsidiaries and parent entities (the “Assignor Indemnitees”) from and against the entirety of any Damages that any Assignor Indemnitee may suffer or incur resulting from, arising out of, relating to, or caused by any material breach of any representation or warranty made by the Company in this Agreement.

c.     Damages. For the purposes of this Section 7, the term “Damages” shall mean all actions, suits, proceedings, charges, complaints, claims, orders, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, liens, losses, Taxes, deficiencies, costs of investigations, court costs, and other expenses (including reasonable attorneys fees and expenses) whether in connection with third party claims or claims among the parties related to the enforcement of the provisions of this Agreement.

d.     Survival. All representations, warranties, covenants and agreements of the parties in this Agreement will survive the execution hereof for a period of eighteen (18) months following the Closing Date.

e.     Limitations on Indemnification by the Assignor. With respect to matters described in Section 7(a) above, the Assignor shall have no liability until the Company Indemnitees have suffered aggregate damages by reason of all such breaches in excess of $350,000 (the “Threshold”), after which point the Assignor will be obligated to indemnify the Company Indemnitees from and against all Damages from dollar one. Without limiting or derogating from the Threshold, the aggregate maximum liability of the Assignor shall be $2,500,000 (the “Cap”). Notwithstanding the foregoing, neither the Threshold nor the Cap shall apply in respect of any Damages relating to the Assignor’s intentional or fraudulent breach of a representation or warranty; provided, however, that in no event shall the liability of the Assignor for indemnification under this Section 7 for any such intentional fraudulent breach of representation or warranty exceed the fair market value of the shares of Common Stock received by the Assignor as of the Closing Date.

8.     Miscellaneous.

a.     Transfer Tax. Any and all sales, harmonized sales, use, property transfer or gains, real estate or land transfer or gains, documentary, stamp, registration, recording, filing, goods and services or other similar Tax payable solely as a result of the sale or transfer of the Contributed Assets pursuant to this Agreement (“Transfer Tax”) shall be borne by the Assignor.

b.     Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

c.     Entire Agreement; Relationship to Purchase Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof; provided, however, that his Agreement is executed and delivered pursuant to, is in furtherance of and is subject to the terms and conditions of, the Purchase Agreement. Nothing contained in this Agreement shall be deemed to alter, modify, expand or diminish the terms or provisions of the Purchase Agreement.

d.     Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

e.     Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. No party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the other party; provided, however, that a party may assign this Agreement to an Affiliate without the prior written consent of the other party. ..

f.     Conflict Waiver. The parties to this Agreement hereby consent to Pearl Cohen Zedek Latzer Baratz, LLP (“Pearl Cohen”) drafting this Agreement and continuing to represent each of the Company and the Assignor as legal counsel on the transactions contemplated hereby and on other matters. The parties hereto hereby (a) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledge that with respect to this Agreement, Pearl Cohen has represented the Company and the Assignor; and (c) gives its informed consent to Pearl Cohen’s acting in such capacity. Each party recognizes the inherent conflict of interest in such dual representation and hereby waives any claim against the other party and against Pearl Cohen based upon such dual representation.

g.     Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

h.     Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

i.     Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

j.     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

k.     Tax Indemnification. The Company shall be liable for, and shall indemnify and hold the Assignor Indemnitees harmless from and against the entirety of any Tax liability that the Assignor Indemnitees may suffer or incur resulting from, arising out of, relating to, or caused by the Contribution Agreement, but only to the extent such Tax liability is a result of any action taken, or none taken by, the Company that caused the transaction contemplated herein to be taxable to the Assignor.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date and year first above written.

THE COMPANY

MASTHERCELL GLOBAL, INC.

By:	/s/ Vered Caplan
Name:	Vered Caplan
Title:	President
Address:	c/o Pearl Cohen Zedek Latzer Baratz LLP
1500 Broadway, NY, NY 10036

THE ASSIGNOR

ORGENESIS INC.

By:	/s/ Vered Caplan
Name:	Vered Caplan
Title:	Chief Executive Officer
Address:	20271 Goldenrod Lane
Germantown, MD 20876

[Signature page to Contribution, Assignment and Assumption Agreement]

EXHIBIT A

CONTRIBUTED ASSETS

List of Material Agreements

1.	Joint Venture Agreement by and between Orgenesis Inc. and Atvio Biotech Ltd. dated May 10, 2016, as amended on May 30, 2016.

2.

Commitment Letter by Mr. Yechiel Stern, dated June 2, 2016, pursuant to which Mr. Yechiel Stern agreed, inter alia, to take all actions and execute and deliver all instruments necessary to affect the transfer of 120 ordinary shares of Atvio Biotech Ltd., par value NIS1 each, constituting 60% of the Atvio shares issued to him or its designee, T.R.F Capital Ltd., to Orgenesis Inc.

3.	Subscription and Shareholder Agreement by and between Orgenesis Inc., SFPI-FPIM (Société Fédérale de Participations et d’Investissement) SA and MaSTherCell SA dated on or about November 15,2017.

4.	Joint Venture Agreement by and between Orgenesis Inc. and CureCell Co., Ltd. dated March 14, 2016.

List of Intellectual Property

1.	That certain License Agreement by and between Orgenesis Inc. and MaSTherCell SA dated December 30, 2016.

All Other Contributed Assets

1.	The shares of capital stock Orgenesis directly owns in MaSTherCell SA, an entity formed pursuant to the laws of Belgium representing 53.24% of the fully diluted share capital of MaSTherCell SA.

2.	The shares of capital stock in Cell Therapy Holdings SA, a wholly owned subsidiary of Orgenesis, holding 30.08% of the fully diluted share capital of MaSTherCell SA.

3.

The Membership Interest in Masthercell U.S., LLC, a Delaware limited liability company and wholly owned subsidiary of Orgenesis and that certain Operating Agreement by and between Masthercell U.S., LLC and Orgenesis dated June 19, 2018.

4.	That certain debt in the amount of $1 million owed to Orgenesis Inc. by Atvio Ltd.

5.	That certain debt in the amount of $1.3 million owed to Orgenesis Inc. by Curecell Co. Ltd.